Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated March 6, 2007 in this Annual Report (Form 10-K) of Lifetime Brands, Inc., with respect to the consolidated financial statements of Lifetime Brands, Inc., Lifetime Brands, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Lifetime Brands, Inc., included in the 2006 Annual Report to Stockholders of Lifetime Brands, Inc.

Our audits also included the financial statement schedule of Lifetime Brands, Inc. listed in Item 15(a). This schedule is the responsibility of Lifetime Brands, Inc.‘s management. Our responsibility is to express an opinion based on our audits. In our opinion, the consolidated financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the following Registration Statements:

(1)    Registration Statement (Form S-8 No. 333-105382) of Lifetime Brands, Inc. and
(2)    Registration Statement (Form S-3 No. 333-137575) of Lifetime Brands, Inc.

of our reports dated March 6, 2007, with respect to the consolidated financial statements and schedule of Lifetime Brands, Inc., Lifetime Brands, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Lifetime Brands, Inc., included in this Annual Report (Form 10-K) of Lifetime Brands, Inc.

/s/ Ernst & Young LLP

Melville, New York
March 13, 2007